                                                                 EXHIBIT 10.170


                                   APPENDIX A

                                   DEFINITIONS

      This is Appendix A to the Receivables Purchase Agreement dated as of July 31, 1998 among Maxtor Receivables Corporation, as Seller, Blue Keel Funding, LLC, as Purchaser, Maxtor Corporation, as initial Servicer, and Fleet National Bank, as Administrator (as amended, supplemented or otherwise modified from time to time, the "Agreement"). Unless otherwise indicated, all Section, Exhibit and schedule references in this Appendix are to Sections of and Exhibits and Schedules to the Agreement.

      A. Defined Terms. As used in the Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

      "Administrator" has the meaning set forth in the preamble.

      "Administrator's Office" means the office of the Administrator at One Federal Street, Third Floor, Boston, Massachusetts 02211 or such other address as shall be designated by the Administrator in writing to Seller and

Purchaser.

      "Affected Party" means each of Purchaser, each Program Support Provider, any assignee or participant of Purchaser or any Program Support Provider, Fleet, any successor to Fleet as Administrator, and any sub-agent of the Administrator.

      "Affiliate" when used with respect to a Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, except, when used with respect to the Purchaser, Affiliate shall mean the holder(s) of its limited liability company interests.

      "Allocation Limit" has the meaning set forth in Section 1.01.

      "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

            (a) the rate of interest most recently announced by the Liquidity Agent in Boston, Massachusetts, as its prime rate; and

            (b) the Federal Funds Rate most recently determined by the Liquidity Agent plus 0.50% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Liquidity Agent in connection with extensions of credit.

      "Applicable Law" means all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

      "Asset Interest" means an undivided ownership or security interest determined from time to time as provided in Section 1.04(b) in all Pool Assets.

      "Business Day" means a day other than a Saturday or a Sunday on which both
(a) the Administrator at its principal office in Boston, Massachusetts is open for business and (b) commercial banks in New York City, Chicago, Illinois and San Francisco, California are not authorized or required to be closed for business.

      "Canadian Receivable" means a Receivable the Obligor of which is a resident of Canada and which is not a Subsidiary of International Business Machines Corporation.

      "Canadian Receivables Limit" at any time means an amount equal to the product of (i) the aggregate Unpaid Balance of all Eligible Receivables at such time, times (ii) 10%.

      "Capital" means at any time with respect to the Asset Interest an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Section 1.01, less (b) the aggregate amount of Collections theretofore received and actually distributed to Purchaser on account of the Capital pursuant to Section 3.01.

      "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of Parent or any of its Subsidiaries, any such lease under which Parent or a wholly-owned Subsidiary of Parent is the lessor.

      "Change in Control" means any of the following:

            (a) in relation to Parent, the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Parent and having a then present right to exercise 51% or more of the voting power for the election of members of the board of directors of Parent attached to


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      all such outstanding shares of capital stock of Parent, unless otherwise agreed in writing by the Liquidity Banks and the Administrator; or

            (b) the creation or imposition of any Lien on any shares of capital stock of Seller; or

            (c) the failure by Parent to own all of the issued and outstanding capital stock of Seller and each Originator (other than Parent).

      "Collections" means, with respect to any Receivable, all funds which either (a) are received by Seller, Servicer, an Originator or any other Person from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller, an Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.02.

      "Commercial Paper Holders" means the holders from time to time of the Commercial Paper Notes.

      "Commercial Paper Notes" means short-term promissory notes issued or to be issued by Purchaser, or the proceeds of which are loaned to Purchaser, to fund its investments in accounts receivable or other financial assets.

      "Commitment Fee" means, for each day, the amount equal to the product of
(x) the unused Liquidity Commitment Amount on such day, times (y) the Commitment Fee Rate, times (z) 1/360.

      "Commitment Fee Rate" has the meaning set forth in the Fee Letter.

      "Concentration Limit" for any Obligor at any time means an amount equal to
(i) the aggregate Unpaid Balance of all Eligible Receivables at such time times
(ii) the applicable percentage as set forth below opposite the appropriate ratings of such Obligor's long-term and short-term unsecured debt; provided that
(i) as long as International Business Machines Corporation's long term unsecured debt is rated at least A+ by S&P and A+ by Moody's, its applicable percentage shall be 40.0%, (ii) as long as Compaq's long term unsecured debt is rated at least BBB+ by S&P, its applicable percentage shall be 20.0%, and (iii) as long as Dell Computer's long term unsecured debt is rated at least BBB- by S&P and Baa3 by Moody's, its applicable percentage, shall be 10.0%. Any Obligor that has a split rating shall be deemed to be in the lower rating category.

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
          Long Term Rating                         Short-Term Rating
-----------------------------------------       ------------------------       Applicable
S&P                           Moody's               S&P          Moody's       Percentage
------------               --------------       -----------      -------       ----------
A+ or better               A+ or better          A-1               P-1            40.0%
BBB+ to A                  Baa1 to A2            A-2               P-2            20.0%
BBB- to BBB                Baa3 to Baa2          A-3               P-3            10.0%
Not Rated                                        Not Rated                         2.5%

      "Consolidated Interest Expense" means, for any period, total interest expense of the Parent and its consolidated Subsidiaries (including without limitation, interest expense attributable to Capital Leases, all capitalized interest, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, net costs (i.e., costs minus benefits) under Interest Rate Contracts, and total interest expense (whether shown as interest expense or as loss and expenses on sales of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income (Loss)" means, with reference to any period, the net income (or deficit) of the Parent and its consolidated Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of the Subsidiaries of the Parent.

      "Contract" means a contract between an Originator and any Person, or an invoice from an Originator to any Person, or any purchase order from any Person to an Originator pursuant to or under which such Person shall be obligated to make payments to an Originator. A "related" Contract with respect to the Receivables means a Contract under which Receivables in the Receivables Pool arise, which evidence such Receivables, or which is relevant to the collection or enforcement of such Receivables.

      "Contractual Obligation" with respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is party or by which it or any of its property is bound or is subject.

      "Credit and Collection Policy" means those credit and collection policies and practices relating to Contracts and Receivables described in Schedule 7.01(g), as modified without violating Section 7.03(c).

      "Cut-Off Date" means the last day of each fiscal month, as set forth on
Schedule I hereto.

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      "Deemed Collection" has the meaning set forth in the Purchase Agreement.

      "Defaulted Receivable" means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, (b) as to which the Obligor thereof is the subject of an Event of Bankruptcy, or (c) which, consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible.

      "Default Ratio" means the ratio (expressed as a percentage) computed as of a Cut-Off Date by dividing (x) the aggregate Unpaid Balance of all Past Due Receivables as of such Cut-Off Date by (y) the aggregate Unpaid Balance of all Pool Receivables on such date.

      "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of the Cut-Off Date by dividing (x) the aggregate Unpaid Balance of all Overdue Receivables on such Cut-Off Date by (y) the aggregate Unpaid Balance of all Pool Receivables on such date.

      "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and as to which any payment, or part thereof, remains unpaid for more than 30 days from the original due date for such payment.

      "Dilution" means any credit, adjustment, rebate, refund or setoff with respect to any Receivable granted or allowed by Seller or any Affiliate of Seller.

      "Dilution Reserve" means, at any time, an amount equal to (i) the Net Pool Balance at such time times (ii) the most recently calculated Dilution Reserve Percentage.

      "Dilution Reserve Percentage" as measured on any Reporting Date means a percentage determined in accordance with the following formula:

      [(SF x ED) + ((DS-ED) x DS/ED)] x DHR where:

      SF     =     the Stress Factor, which shall be 2.5;

      ED     =     the "Expected Dilution", which shall be equal to the
                   twelve-month rolling average Sales-Based Dilution Ratio, expressed as a percentage;

      DS     =     the "Dilution Spike", which shall be equal to the highest
                   one month Sales-Based Dilution Ratio over the immediately preceding twelve months, expressed as a percentage; and

      DHR    =     the "Dilution Horizon Ratio", which shall be equal to the
                   Sales for the month ending on the related Cut-Off Date divided by the aggregate Unpaid Balance of the Eligible
                   Receivables as of the such Cut-Off Date.


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      "Dollars" means dollars in lawful money of the United States of America.

      "Dynamic Loss Reserve Percentage" shall be measured as an amount calculated pursuant to the following formula:

      DLRP  =      LR x LH x SF

      where:

      DLRP  =      the Dynamic Loss Reserve Percentage;

      LR    =      the Loss Ratio, which shall be equal to the highest average of the Sales- Based Default Ratios for any three consecutive calendar months during the previous twelve calendar months;

      LH    =      the Loss Horizon, which shall be equal to the cumulative
                   Sales over the previous three months divided by the Net Pool
                   Balance as of the most recent Cut-Off Date; and

      SF    =      the Stress Factor, which shall be 2.

      "Earned Discount" means for any Settlement Period:

            C x ER x ED + LF
            ----------------
                  360

      where:

      C     =      the daily average (calculated at the close of business each day) of the Capital during such Settlement Period,

      ER    =      the Earned Discount Rate for such Settlement Period,

      ED    =      the actual number of days elapsed during such Settlement
                   Period, and

      LF    =      the Liquidation Fee, if any, during such Settlement Period.

      "Earned Discount Rate" means for any Settlement Period:

            (a) in the case of any portion of the Capital funded by a Liquidity Funding, at the option of Seller as set forth in a written notice delivered to the Administrator at least three (3) Business Days prior to the first day of such Settlement Period, (1) the sum of (i) the Eurodollar Rate (Reserve Adjusted) for such Settlement Period, plus (ii) 2.50% per


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

      annum or (2) the sum of (i) the Alternative Base Rate in effect from time to time during such Settlement Period, plus (ii) 0.50% per annum; and

            (b) in the case of any portion of the Capital funded by any Commercial Paper Notes, the LIBOR for such Settlement Period;

provided, however, that on any day during a Settlement Period when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for the Capital shall mean the higher of
(i) the Alternate Base Rate in effect on such day plus 2% per annum and (ii) the LIBOR for such Settlement Period plus 3.50% per annum.

      "EBITDAR" shall mean for any period, the Consolidated Net Income (Loss) of the Parent and its consolidated Subsidiaries, plus, to the extent deducted therefrom in determining Consolidated Net Income (Loss), the sum of (i) Consolidated Interest Expense, (ii) provision for income taxes (whether paid or deferred), (iii) Rental Obligations for such period, and (iv) depreciation and amortization, and without giving effect to any extraordinary gains or losses, and any other non-cash charges or gains or losses, including but not limited to, gains or losses from sales of assets other than inventory sold in the ordinary course of business.

      "EBITDAR Ratio" as of the last day of any fiscal quarter means the ratio of (i) EBITDAR for the four consecutive fiscal quarters ending on such date divided by (ii) the Fixed Charges for such four consecutive fiscal quarters (provided that for the last day of the fiscal quarter ending in June of 1998, such ratio shall be calculated by annualizing the three consecutive fiscal quarters ending on such date).

      "Eligible Contract" means a Contract in one of the forms set forth in
Schedule 7.01(e) or otherwise approved by the Administrator.

      "Eligible Receivable" means, at any time, a Receivable:

            (a) which is originated by an Originator in the ordinary course of its business for the sale of hard disk drives;

            (b)   which constitutes an account as defined in the UCC;

            (c) the Obligor of which is not an Affiliate of Seller and is not a Governmental Authority;

            (d) which was purchased or otherwise acquired by Seller pursuant to the Purchase Agreement and which was designated by the related Originator as an "Eligible Receivable" pursuant to the Purchase Agreement;

            (e)   which is not a Delinquent Receivable or a Defaulted
      Receivable;


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

            (f) with respect to which the warranty of Seller in Section 6.01(k) is true and correct;

            (g) the sale of which, or of an undivided interest in which, does not contravene or conflict with Applicable Law, or require the consent of the Obligor or any other Person;

            (h) which is denominated and payable only in Dollars in the United States;

            (i) which arises under an Eligible Contract, which contract has been duly authorized by the parties thereto and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any defense whatsoever (other than discharge in bankruptcy and payment);

            (j) which, together with the Contract related thereto, does not contravene in any material respect any Applicable Law and with respect to which no party to the Contract related thereto is in violation of any Applicable Law;

            (k) which (i) satisfies all material applicable requirements of the Credit and Collection Policy and (ii) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Administrator may from time to time specify to Seller;

            (l) as to which the payment terms have not been altered or extended so as to materially affect the collectibility of such Receivable;

            (m) the Unpaid Balance of which is payable within 45 days or less from the invoice date therefor;

            (n) which are not Receivables owed by an Obligor for which more than 20% of the aggregate Unpaid Balance of Receivables of such Obligor constitute Defaulted Receivables;

            (o) which arise from the completion of the sale and delivery of goods and services performed, and which do not represent an invoice in advance of such completion; and

            (p) which are not subject to any contingent performance requirements of the Seller or the related Originator unless such requirements are guaranteed or insured by third parties acceptable to the Administrator.


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      "Equity Proceeds" means the net proceeds received by Parent or any of its
Subsidiaries from the sale of stock or convertible subordinated debt.

      "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Settlement Period and any portion of the Capital, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

             Eurodollar Rate      =       Eurodollar Rate
            -----------------             ---------------
            (Reserve Adjusted)             1 - Eurodollar
                                               Reserve Percentage
      where:

      "Eurodollar Rate" means, with respect to any Settlement Period and any portion of the Capital, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time for delivery on the first day of such Settlement Period, for the number of days comprised therein and in an amount equal or comparable to the applicable portion of the Capital for such Settlement Period.

      "Eurodollar Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in London and are not required or authorized to close in New York City.

      "Eurodollar Reserve Percentage" means, with respect to any Settlement Period, the then maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) prescribed by the Federal Reserve Board for determining the maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D having a term comparable to such Settlement Period.

      "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

            (a) any case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall


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
      continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect and shall either not be contested or shall remain undismissed for 60 consecutive days; or

            (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

      "Excess Amount" as of any date, means the amount, if any, by which the sum of the Capital, plus the Required Reserves on such date exceeds the Net Pool Balance, as most recently calculated.

      "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

            (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

            (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Fleet from three federal funds brokers of recognized standing selected by it.

      "Fee Letter" has the meaning set forth in Section 4.01.

      "Fees" means the Commitment Fee and the Program Fee.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

      "Final Payout Date" means the date following the Termination Date on which the Capital shall have been reduced to zero and all other amounts payable by Seller to Purchaser, the Administrator, the Affected Parties and the Indemnified Parties under the Transaction Documents shall have been paid in full.


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      "Fixed Charges" shall mean, with reference to any period, determined in accordance with GAAP on a consolidated basis, the sum of the following for the Parent and its consolidated Subsidiaries, after eliminating all intercompany items:

      (a)   Consolidated Interest Expense for such period; and

      (b) all Rental Obligations payable as lessee under any operating lease properly charged or chargeable to income during such period in accordance with GAAP;

provided that any interest charges or rentals paid or accrued by any Person acquired by the Parent or any of its Subsidiaries during such period, through purchase, merger, consolidation or otherwise, shall be included in "Fixed Charges" only to the extent that the earnings of such Person are taken into account in determining EBITDAR for such period.

      "Fleet" has the meaning set forth in the preamble.

      "Foreign Receivable" means a Receivable the Obligor of which is not a resident of the United States or any of its possessions or territories or Canada and which is not a Subsidiary of International Business Machines Corporation.

      "Foreign Receivables Limit" at any time means an amount equal to the product of (i) the aggregate Unpaid Balance of all Eligible Receivables at such, times (ii) 10%.

      "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

      "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgements, decrees, licenses, exemptions, publications, filings, notices to and declaration of or with, or required by, any Governmental Authority, or required by any Applicable Law.

      "Governmental Authority" means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

      "Indemnified Amounts" has the meaning set forth in Section 13.01.

      "Indemnified Party" has the meaning set forth in Section 13.01.

      "Independent Director" shall mean an individual who is not, and never was,
(1) a member, stockholder, director, officer, employee, Affiliate, customer or supplier of, or an individual that has received any benefit (excluding, however, any compensation received in such individual's capacity as Independent Director) in any form whatever from, or an individual who has provided any service (excluding, however, any service provided by such individual in such individual's capacity as Independent Director) in any form whatever to, the Parent or any of its subsidiaries or Affiliates, or (2) an individual owning beneficially, directly or indirectly, any interest in the Parent, or a stockholder, director, officer, employee, Affiliate, customer or supplier thereof, or an individual who has received any direct economic benefit (excluding, however, any compensation received in such individual's capacity as Independent Director) in any form whatever from, or an individual who has provided any service (excluding, however, any service provided by such individual in such individual's capacity as Independent Director) in any form whatever to, such beneficial owner or any of such beneficial owner's Affiliates, or (3) an individual who is a relative or spouse of an individual described in clause (1) or (2) above.

      "Interest Rate Contract" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements and arrangements designed to provide protection against fluctuations in interest rates, in each case as the same may be from time to time amended, restated, renewed, supplemented or otherwise modified.

      "Investment" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

      "IPO" means the initial public offering of the capital stock of Parent pursuant to which the Parent receives at least $310,000,000 in net proceeds.

      "LIBOR" means, with respect to any Settlement Period or portion thereof, the rate of interest (expressed as an annual rate and rounded upwards, if necessary, to the nearest 1/16th of 1%) at which deposits in Dollars would be offered by principal London offices of banks at approximately 11:00 a.m. (London time) on the first day of the Settlement Period or portion thereof for the period from that day to the next Settlement Date. For periods which extend from one Settlement Date to the next Settlement Date, the applicable rate will be the one-month LIBOR rate which appears on Telerate page 3750 as of 9:00 a.m. (Boston time) or as soon thereafter as practicable. For periods which begin on a day other than a Settlement Date, the applicable rate will be the rate equal to the average (rounded up to the nearest 1/16th of 1%) of the rates shown on the display referred to as the "LIBO" page (or any display substituted therefor) of the Telerate matrix (presently page 5) for a period of time from that day to the next Settlement Date. The determination of the applicable LIBOR rate by Purchaser shall be conclusive in the absence of demonstratable error.

      "Lien" means any mortgage, lien, pledge, encumbrance, charge, title retention or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, assignment, pledge or financing statement or arising as a matter of law, judicial process or otherwise.

      "Liquidation Event" has the meaning set forth in Section 10.01.

      "Liquidation Fee" means, for each day in any Settlement Period during the Liquidation Period following the occurrence of a Liquidation Event, the amount, if any, by which:

            (a) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the Capital during such Settlement Period (as so computed) if such reductions had not been made, exceeds

            (b) the income, if any, received by Purchaser from investing the proceeds of such reductions of the Capital.

      "Liquidation Period" means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in Section 5.02 are not satisfied (or expressly waived by Purchaser) and the Administrator shall have notified Seller and Servicer in writing that the Liquidation Period has commenced, and ending on the Final Payout Date.

      "Liquidity Agent" means Fleet, as agent for the Liquidity Banks under the Liquidity Agreement, or any successor to Fleet in such capacity.

      "Liquidity Agreement" means and includes the Liquidity Agreement dated as of July 31, 1998 among Purchaser, Fleet, as Liquidity Agent, and certain other financial institutions, party thereto as liquidity providers, and any other agreement hereafter entered into by Purchaser providing for the making of loans, purchases or undivided interests or other extensions of credit to Purchaser to support all or part of Purchaser's payment obligations with respect to the Commercial Paper Notes or to provide an alternate means of funding Purchaser's investments in accounts receivable or other financial assets, and under which the amount available from such extensions of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such accounts receivable or other financial assets or any portion thereof or the level of deal-specific credit enhancement available with respect thereto.

      "Liquidity Bank" means any one of, and "Liquidity Banks" means all of, Fleet and the other financial institutions that are at any time parties to a Liquidity Agreement as liquidity providers.

      "Liquidity Commitment Amount" means, at any time, the then aggregate amount of the Liquidity Banks' commitments under the Liquidity Agreement.

      "Liquidity Funding" means a loan or purchase made by the Liquidity Bank (or simultaneous loans or purchases made by the Liquidity Banks) pursuant to a Liquidity Agreement.

      "Lock-Box" means any post office box to which Collections of Pool Receivables are sent.

      "Lock-Box Account" means any bank account to which Collections of Pool Receivables are sent or deposited.

      "Lock-Box Agreement" means a letter agreement, in substantially the form of Exhibit 5.01(f), among Seller, Parent and any Lock-Box Bank.

      "Lock-Box Bank" means any of the banks holding one or more Lock-Box Accounts for receiving Collections from Pool Receivables.

       "Loss Reserve" means the product of (A) the greater of (1) 10%; and (2) the Dynamic Loss Reserve Percentage and (B) the Net Pool Balance.

      "Material Adverse Effect" with respect to any event or circumstance, means a material adverse effect on:

            (i) the business, financial condition, assets, prospects or operations of Seller or Parent;

            (ii) the ability of Servicer or Parent to perform its obligations under this Agreement or any other Transaction Document;

            (iii) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Receivables; or

            (iv) the status, existence, perfection, priority or enforceability of the Administrator's or Purchaser's interest in the Pool Assets.

      "Monthly Servicer's Fee" means the Servicer's Fee accrued in a calendar month.

      "Moody's" means Moody's Investors Service, Inc.

      "Net Pool Balance" at any time means an amount equal to (i) the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, minus (ii) the aggregate amount by which the aggregate Unpaid Balance of the Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor at such time, minus (iii) the aggregate amount by which the aggregate Unpaid Balance of Foreign Receivables exceeds the

Foreign Receivables Limit, minus (iv) the aggregate amount by which the aggregate Unpaid Balance of Canadian Receivables exceeds the Canadian Receivables Limit.

      "Obligor" means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

      "Originator" means the Parent in its capacity as originator of Receivables, together with any other originator added as a party to the Purchase Agreement pursuant to the terms thereof.

      "Overdue Receivable" means a Receivable that remains unpaid for more than 30 days but no more than 60 days from the original due date for such payment.

      "Parent" has the meaning set forth in the preamble.

      "Past Due Receivable" means a Receivable that remains unpaid for more than 60 days but no more than 90 days from the original due date for such payment, or that has been charged off before it has become 61 days past due.

      "Permitted Investments" means any one or more of the following obligations or securities:

                  (i) direct non-callable obligations of, and non-callable
            obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $250,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) have one of the two highest short-term credit rating available from Moody's and S&P;

                  (iii) repurchase obligations with respect to and
            collateralized by (A) any security described in clause (i) above or
            (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in clause (ii) above, provided that the Administrator has taken delivery of such security;

                  (iv) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations, but excluding Commercial Paper Notes) payable on demand or on a specified date not more than one year after the date of issuance thereof having the highest short-term credit rating from Moody's and S&P at the time of such investment; and

                  (v) shares in a mutual fund investing solely in short term securities of the United States government and/or securities described in clause (iii) above where the mutual fund custodian has taken delivery of the collateralizing securities, provided that (i) such fund shall have one of the two highest short-term credit rating available from Moody's and S&P and (ii) such shares shall be freely transferable by the holder on a daily basis.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

      "Pool Assets" has the meaning set forth in Section 1.04(a).

      "Pool Receivable" means a Receivable in the Receivables Pool.

      "Program Agreement" means each Liquidity Agreement, each agreement pursuant to which Purchaser obtains funding, through the issuance of Commercial Paper Notes or otherwise, and each other agreement entered into by Purchaser in connection with its securitization program.

      "Program Fee" means, for each day, the amount equal to the product of (x) the Capital on such day, times (y) the Program Fee Rate, times (z) 1/360.

      "Program Fee Rate" has the meaning set forth in the Fee Letter.

      "Program Information" has the meaning set forth in Section 14.07.

      "Program Support Provider" means each of each entity that issues Commercial Paper Notes, each Liquidity Bank and the Administrator.

      "Purchase" has the meaning set forth in Section 1.01.

      "Purchase Agreement" means the Purchase and Sale Agreement, dated as of July 31, 1998, among Seller and the Originators.

      "Purchase Limit" has the meaning set forth in Section 1.01.

      "Purchase Termination Date" means that day

            (a) the Administrator declares a Purchase Termination Date in a notice to Seller in accordance with Section 10.02(a); or

            (b) in accordance with Section 10.02(b), becomes the Purchase Termination Date automatically.

      "Purchaser" has the meaning set forth in the preamble.

      "Purchaser's Share" of any amount means the then Asset Interest, expressed as a percentage, (but not greater than 100%) times such amount.

      "Rating Agencies" at any time means those rating agencies then rating the Commercial Paper Notes.

      "Receivable" means any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising under a Contract and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

      "Receivables Pool" means at any time all then outstanding Receivables, including, without limitation, Receivables repurchased by Seller under the Repurchase Agreement, other than Reconveyed Receivables.

      "Reconveyed Receivable" means a Receivable for which an Originator has paid the full Unpaid Balance pursuant to the Purchase Agreement.

      "Regulation D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.

      "Regulatory Change" means, relative to any Affected Party

            (a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any

                  (i) United States federal or state law or foreign law applicable to such Affected Party;

                (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

                (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

            (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

      "Reinvestment" has the meaning set forth in Section 1.03.

      "Related Security" means, with respect to any Pool Receivable: (a) all of Seller's or the related Originator's right, title and interest in and to all Contracts that relate to such Pool Receivable; (b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (c) all UCC financing statements covering any collateral securing payment of such Pool Receivable; (d) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (e) all of Seller's and the related Originator's interest in the merchandise (including returned merchandise), if any, relating to the sale that gave rise to such Pool Receivable.

      "Rental Obligations" means, with reference to any period, the aggregate amount of all rental obligations for which the Parent and its consolidated Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety but without duplication) under all leases in effect at any time during such period (other than operating leases for motor vehicles, computers, office equipment and other similar items used in the ordinary course of business of the Parent and its consolidated Subsidiaries), including all such amounts for which any Person was liable during the period immediately prior to the date such Person became a Subsidiary of the Parent or was merged into or consolidated with the Parent or a Subsidiary of the Parent, as determined in accordance with GAAP.

      "Reporting Date" means the sixth Business Day after each Cut-Off Date.

      "Repurchase Agreement" means the Repurchase Agreement, dated August 13, 1998, among Seller, Parent, Corporate Receivables Corporation, Citicorp North America, Inc., as Agent, and Bankers Trust Company, as Trustee.

      "Required Reserves" means, on any day, an amount equal to the sum of (1) the Dilution Reserve, (2) the Loss Reserve, and (3) the Yield Reserve, in each case as most recently calculated.

      "S&P" means Standard & Poor's Ratings Services.

      "Sales" means sales of the Originators which generate trade receivables.

      "Sales-Based Default Ratio" means, as of any Cut-Off Date, the ratio, expressed as a percentage, of (i) the aggregate Unpaid Balance of all Past Due Receivables for the three successive months occurring immediately prior to the month ending on such Cut-off Date, divided by (ii) the aggregate billings for the fifth, sixth and seventh preceding months. For example, as of April 30, the numerator of the Sales-Based Default Ratio would be the aggregate Unpaid Balance of all Pool Receivables that were Past Due Receivables as of January 31, February 28 and March 31; the denominator of the Sales-Based Default Ratio would be the aggregate billings for the months of October, November and December.

      "Sales-Based Dilution Ratio" as of any Cut-Off Date means (a) the aggregate reduction attributable to Dilutions occurring in the Unpaid Balance of Pool Receivables which Dilutions were granted during the month ending on such Cut-Off Date; divided by (b) the aggregate amount of billings for the month immediately preceding the month ending as of such Cut-Off Date.

      "Secured Parties" means Purchaser, the Administrator, the Indemnified Parties and the Affected Parties.

      "Seller" has the meaning set forth in the preamble.

      "Seller's Share" of any amount means (x) 100% minus the Asset Interest (but such Asset Interest shall not be greater than 100%) times (y) such amount.

      "Servicer" has the meaning set forth in Section 8.01(a).

      "Servicer Report" has the meaning set forth in Section 3.01.

      "Servicer Transfer Event" has the meaning set forth in Section 8.01(b).

      "Servicer's Fee" means, for each day, an amount equal to (x) the Servicer's Fee Rate, times (y) the aggregate Unpaid Balance of all Pool Receivables at the close of business on such day, times (z) 1/360.

      "Servicer's Fee Rate" means .75% per annum or, in the event that Parent is no longer the Servicer, such higher rate as may be charged by the successor Servicer.

      "Settlement Date" means the eighth Business Day following each Cut-Off
Date.

      "Settlement Period" means the period (i) in the case of the first Settlement Period, from, and including, the date of the initial Purchase to, but excluding the next Settlement Date and (ii) thereafter, from, and including, each Settlement Date to, but excluding, the next Settlement Date.

      "Subsidiary" means a corporation of which Parent and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

      "Successor Notice" has the meaning set forth in Section 8.01(b).

      "Tangible Net Worth" means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person's intangible assets, including, without limitation goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

      "Termination Date" means the earliest of

            (a) the date of termination or reduction (whether by scheduled expiration, termination on default or otherwise) of any Program Support Provider's commitment under any Program Agreement;

            (b) the Purchase Termination Date;

            (c) July 31, 2001; and

            (d) the date on which Seller terminates Purchaser's right to make Purchases and Reinvestments pursuant to Section 1.05.

      "Transaction Documents" means this Agreement, the Lock-Box Agreements, the Purchase Agreement, the Fee Letter and other documents to be executed and delivered in connection herewith.

      "Turnover Rate" means, as of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate Unpaid Balance of the Pool Receivables as of such Cut-Off Date, divided by (ii) the aggregate Collections for the month ending on such Cut-Off Date.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

      "Unmatured Liquidation Event" means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

      "Unpaid Balance" of any Receivable means at any time the unpaid principal amount thereof.

      "Yield Reserve" means, at any time, an amount equal to the product of (i) the Net Pool Balance on such day, times (ii) the sum of (A) the LIBOR for the current Settlement Period, plus (B) 2.50%, plus (C) the Servicer's Fee Rate, divided by (iii) 12, times (iv) 2, times (v) the most recently calculated Turnover Rate.

      B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of California, and not specifically defined herein, are used herein as defined in such Article 9.

      C. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

      D. Interpretation. In each Transaction Document, unless a clear contrary intention appears:

            (i) the singular number includes the plural number and vice versa;

            (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

            (iii) reference to any gender includes each other gender;

            (iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; and

            (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.